Project Agreeent with 208 team - supplement [1]

Translator's Declaration

I, Ng Bee Ling, Certified Simplified Chinese to English Translator, hereby attest that the Chinese language document called "Project Agreeent with 208 team - supplement [1]" and that to the best of my knowledge and belief, these translation in English are true and correct.

Signed in Singapore on February 3, 2012
Ng Bee Ling

Supplementary Agreement to the "Cooperation Framework Agreement"

Party A: 208 Team of China National Nuclear Corporation (CNNC) Party B: Minco Mining (China) Corporation

Both Party A and Party B have signed the "Cooperation Framework Agreement" on December 16, 2010, and agreed on the cooperation for the Tugurige Gold Mine, Xinjiang Project and Other Projects. In order to ensure the smooth execution of the said agreement, both parties hereby reach this supplementary agreement with the following provisions through in-depth communications and amicable negotiation:

1.
Both parties confirm that they have individually obtained the relevant approval(s) of the respective superior units and board of directors required for the "Cooperation Framework Agreement" to come into force, and agree that the "Cooperation Framework Agreement" shall come into force on the effective date of this supplementary agreement.

2.
Party A warrants that the current phase gold industrial reserve for the Toli County Qiqiu III Gold Mine in the Xinjiang Project and Tugurige Gold Mine is no lower than 10 tons. Should there be a material discrepancy between the quantity of reserves upon verification and the data provided by Party A, Party B shall have the right to withdraw from the cooperation; under this circumstance, Party A shall be deemed to have grossly breached the agreement.

3.
In order to ensure that Party B provides the first installment of investment worth [RMB] 180 million Yuan on schedule, under active cooperation from Party B, Party A is responsible for completing the following relevant tasks before March 31, 2011:

1)
The exploration concession for "Inner Mongolia Urat Middle Banner Jun Gaxun Region Gold Mine Detailed Exploration" and the exploration concession for "Inner Mongolia Urat Middle Banner Har Tolgoi Region Gold Mine Detailed Exploration", which are held by Party A, are to be transferred at no charge to come under the name of Tugurige Gold Mine (or after restructuring, the "Inner Mongolia Urat Middle Banner Tugurige Gold Mine Co., Ltd.");

2)	Both parties are to jointly select an appraisal institution to appraise the asset value of the Tugurige Gold Mine, and acknowledge the valuation results accordingly;

3)	Party B is to obtain the approval of the superior units for the cooperation between both parties, or the proof of filing;

4)
Party A is to register and establish its wholly-owned subsidiary, "Inner Mongolia Baotou City Tugurige Mining Co., Ltd." (tentative name, official name to be confirmed separately), the Tugurige Gold Mine is to be restructured as "Inner Mongolia Urat Middle Banner Tugurige Gold Mine Co., Ltd.", which is a wholly-owned subsidiary of "Inner Mongolia Baotou City Tugurige Mining Co., Ltd.";

5)
Both Party A and Party B are to sign the contract for injection of funds for stock increase and the articles of association (after injection of funds with Party B holding 51% shares) for "Inner Mongolia Baotou City Tugurige Mining Co., Ltd." (tentative name), and other documents required for the industrial and commercial registration, and the condition(s) for Party B's payment of the first installment of registered capital worth RMB 180 million Yuan must be fulfilled;

6)	After fulfilling the condition(s), Party B is to pay the first installment of registered capital worth RMB 180 million Yuan.

In the event of a delay of the aforementioned tasks, the date of Party B's payment for the first installment of registered capital worth RMB 180 million Yuan shall be postponed accordingly.

4.
Article II, Paragraph 3 of the "Cooperation Framework Agreement" shall be revised as: Party B shall actively participate in the Restructuring, and shall invest Renminbi Two Hundred and Fifty Million Yuan (RMB 250,000,000.00) into Tugurige Company (Party B's investment amount shall be based on the asset valuation result of the Tugurige Gold Mine, but the valuation result shall not exceed RMB 280,000,000.00) and hold 51% shares of Tugurige Company. This includes Renminbi One Hundred and Eighty Million Yuan (RMB 180,000,000.00) which Party B should provide before March 31, 2011 after receiving the repayment sum of [Renminbi] Sixty Million [Yuan], which will be used for the acquisition of the Xinjiang Project.

5.
Both parties shall strictly perform the "Cooperation Framework Agreement" and this supplementary agreement. Should either party dissolve, terminate or fail to perform the "Cooperation Framework Agreement" and this supplementary agreement without any justification, or conduct itself in gross violation of the agreement in any other way, that party shall compensate the other party RMB 20,000,000.00 Yuan as liquidated damages in accordance with the provisions in Article VIII of the "Cooperation Framework Agreement".

6.	This supplementary agreement is a part of the "Cooperative Framework Agreement", and shall prevail for any conflicts in content.

7.	The following are the appendices of this supplementary agreement (attached hereafter):

	1)	Business license of Tugurige Gold Mine

	2)	2008, 2009 and 2010 (January-November) balance sheet and profit/loss statement of Tugurige Gold Mine

	3)	Mining permit of "CNNC Inner Mongolia Urat Middle Banner Tugurige Gold Mine"

4)
Certificates of exploration concessions of "Inner Mongolia Urat Middle Banner Jun Gaxun Region Gold Mine Detailed Exploration" and "Inner Mongolia Urat Middle Banner Har Tolgoi Region Gold Mine Detailed Exploration"

	5)	Distribution map of mining concessions within the Tugurige Gold Mine mining zone

	6)	Detailed statement on the Xinjiang Project

7)
"Inner Mongolia Autonomous Region Urat Middle Banner Tugurige Mining Areas Rock Gold Mine Production and Detailed Exploration Report" and "Appendix List Book of Inner Mongolia Urat Middle Banner Tugurige Mining Areas Detailed Exploration Report"

8.	This agreement is executed in quadruplicate with both parties holding two (2) copies each, and it shall take effect upon signing and affixing of seals by both parties.

[No Body Text Hereunder]

[This is the Signature Page]

This agreement was signed by the following two parties in Beijing on December 24, 2010.

Party A: 208 Team of China National Nuclear Corporation Authorized representative: [signature: Wang Nenghua]

Party B: Minco Mining (China) Corporation Authorized representative: [signature: illegible]